Exhibit 3.1

INTEGRAL SYSTEMS, INC.

ARTICLES SUPPLEMENTARY

Integral Systems, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a duly called meeting, the Corporation elects, notwithstanding any provision in its charter or Bylaws to the contrary, to be subject to Section 3-803, Section 3-804 and Section 3-805 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-803, Section 3-804 and Section 3-805 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by its Secretary on this 13th day of March, 2006.

ATTEST:	INTEGRAL SYSTEMS, INC.

/s/ Elaine M. Brown	/s/ Thomas L. Gough	(SEAL)
Elaine M. Brown	Thomas L. Gough
Secretary	President

ARTICLES OF RESTATEMENT

OF

INTEGRAL SYSTEMS, INC.

Integral Systems, Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1. The Corporation desires to restate its Charter as currently in effect. Therefore, the Charter of the Corporation is hereby restated as follows:

FIRST: The name of the corporation is INTEGRAL SYSTEMS, INC. (hereinafter the “Corporation”).

SECOND: The purposes for which the Corporation is formed are:

To carry on an engineering services and consulting business and to engage in any transaction deemed necessary, convenient or incidental to the foregoing purpose.

In aid of, or in connection with, the foregoing, or in the use, management, improvement, or disposition of its property, the Corporation shall have the power:

(a) To do all things lawful, necessary or incidental to the accomplishment of the purposes set forth above; to exercise all lawful powers possessed by Maryland corporations of similar character; to enter into partnerships or joint ventures; and to engage in any business in which a corporation organized under the laws of Maryland may engage, except any business that is required to be specifically set forth in the Articles of Incorporation.

(b) The objects, powers and purposes specified in any clause or paragraph hereinbefore contained shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred upon corporations by the laws of the State of Maryland; and it is hereby expressly provided that the foregoing enumeration of specific powers shall in no way limit or restrict any other power, object or purpose of the Corporation or in any manner affect any general powers or authority of the Corporation.

THIRD: The post office address of the principal office of the Corporation in Maryland is 5000 Philadelphia Way, Suite A, Lanham, Prince George’s County, Maryland 20706. The name and post office address of the resident agent of the Corporation in Maryland is Thomas L. Gough at the same address.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one class of Forty Million (40,000,000) shares of common stock with par value of $0.01 per share. The aggregate par value of all shares of the Corporation’s stock is $400,000.

FIFTH: The number of directors shall be set at six (6) members. The number of directors may be increased or decreased by the Board of Directors pursuant to the bylaws of the Corporation.

SIXTH: Provisions for regulation of the internal affairs of the Corporation are: None.

SEVENTH: The Corporation shall exist perpetually.

EIGHTH: No holder of any shares of stock of the Corporation, and no holder of any other security issued by the Corporation, whether now or hereafter authorized, shall have any pre-emptive rights.

NINTH: The Corporation shall indemnify as determined by the Board of Directors any person who is serving or has served as a director or officer or employee or agent of this Corporation to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer or employee or agent of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

In addition, the Corporation as determined by the Board of Directors shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the extent permitted by the Maryland Law.

2. The provisions set forth in the above articles of restatement are all of the provisions of the Corporation’s Charter currently in effect.

3. The restatement of the Charter of the Corporation herein made was approved by a majority of the entire Board of Directors of the Corporation.

4. The Charter of the Corporation is not amended by the above articles of restatement.

5. The current address of the principal office of the Corporation is 5000 Philadelphia Way, Suite A, Lanham, Prince George’s County, Maryland 20706, and the Corporation’s current resident agent is Thomas L. Gough, whose address is 5000 Philadelphia Way, Suite A, Lanham, Prince George’s County, Maryland 20706.

6. The Corporation currently has six (6) directors. The directors currently in office are Steven R. Chamberlain, Robert P. Sadler, Thomas L. Gough, Bonnie K. Wachtel, Dominic A. Laiti and R. Doss McComas.

IN WITNESS WHEREOF, Integral Systems, Inc. has caused these Articles of Restatement to be signed in its name and on its behalf by its President, Thomas L. Gough, and attested by its Secretary, Robert P. Sadler, on the 7th day of May, 1999.

THE UNDERSIGNED President acknowledges these Articles of Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	INTEGRAL SYSTEMS, INC.

/s/ Robert P.Sadler	By:	/s/ Thomas L. Gough	(SEAL)
Robert P. Sadler, Secretary		Thomas L. Gough, President